THE EMPIRE BUILDER TAX FREE BOND FUND

The following are the resolutions unanimously adopted by the members of the Board of Trustees of the Fund (including those who are not “interested persons” of the Fund as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) at a meeting held on the 6th day of December, 2011:

RESOLVED, by a majority of the Board and separately by a majority of the Independent Trustees, that the fidelity bond (the “Bond”) issued by ICI Mutual Insurance Company, covering each officer and employee of the Fund against larceny and embezzlement, in the amount of $525,000 for a one-year term ending December 12, 2012, and in the proposed form presented at this Meeting, after consideration of all factors deemed relevant by the Board, including, but not limited to, (i) the amount of the Bond, (ii) the expected value of the aggregate assets of the Fund to which any officer or employee of the Fund may have access, (iii) the amount of the premium for such Bond, (iv) the type and  terms of the arrangements made for the custody and safekeeping of such assets, and (v) the nature of the securities in the Fund’s portfolio, be, and it hereby is, approved; and

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized to increase the amount of the Bond coverage from time to time to ensure adequate coverage based upon the value of the Fund’s assets and to enable the Fund to remain in compliance with the 1940 Act and the rules promulgated thereunder; and

FURTHER RESOLVED, that the Secretary of the Fund or his delegate be, and each hereby is, authorized to make all necessary filings and give all notices and information with respect to such Bond required by paragraph (g) of rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized to make any and all payments and to do any and all such further acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.

Witness my hand this 13th day of January, 2012.

/s/ Frank L. Newbauer
Frank L. Newbauer
Secretary